Exhibit 10.30

EXECUTIVE RETIREMENT AND RELEASE AGREEMENT

This Agreement is made between Michael L. Gibson (hereinafter “Executive”) and Team Financial, Inc., a Kansas corporation, and its affiliated or successor companies, assigns and subsidiaries (hereinafter referred to collectively as “Company”).

The Executive has been employed in various capacities by the Company including most recently as the Company’s President of Corporate Development pursuant to an employment agreement dated January 1, 2006 and amendments thereto.

The Company desires to recognize the longstanding and valued employment of Executive by the Company culminating with the Executive’s retirement from the Company effective June 30, 2007.

It is agreed by both Executive and Company that Michael L. Gibson will retire from the Company, cancel his current employment agreement and refrain from competing with the Company or soliciting the employment of its employees through December 31, 2010 (as reflected in the attached Non-Compete, Non-Solicitation and Restrictive Covenant Agreement) in exchange for the mutual consideration outlined below:

(1)           Company will pay Executive the annual base salary as reflected in Section 8.0 of his Employment Agreement executed on January 5, 2006 and amended on October 1, 2006 with regular payments to be made by  direct deposit in the amount of Seven Thousand Two Hundred Seven and 82/100 Dollars ($7,207.82) on the regular payroll dates of May 15, May 30, June 15 and June 30, 2007 for employment through June 30, 2007;

(2)           Company will pay Executive salary continuation totaling Three Hundred Fifty Two Thousand Seven Hundred Seventy Nine and 32/100 Dollars ($352,779.32) along with accruing interest at the rate of 4.75% per annum from and after June 30, 2007 until paid. Such payment shall be made in one lump sum payment made six (6) months after the Executive’s effective severance from the Company on June 30, 2007, pursuant to “waiting period” specified by Internal Revenue Code Section 409A;

(3)           Company will pursuant to the parties deferred compensation agreement pay Executive deferred compensation totaling One Hundred Forty Nine Thousand Nine Hundred Four and 30/100 Dollars ($149,904.30) along with accruing interest at the rate of  4.75% per annum from and after June 30, 2007 until paid. Such payment shall be made in one lump sum payment made six (6) months after the Executive’s effective severance from the Company on June 30, 2007, pursuant to “waiting period” specified by Internal Revenue Code Section 409A;

(4)           Company will continue in full force and effect all Company insured and self insured medical plans (or comparable programs hereinafter adopted by the Company providing substantially similar benefits) in which Executive was participating immediately prior to his retirement for both Executive and his spouse though December 31, 2010, all premiums paid by Company;

(5)           Company will transfer to Executive the individual life insurance policy held by the  Company as provided by Mass Mutual Life Insurance currently in effect for Executive at the time this Agreement shall become effective and after the expiration of all applicable waiting periods;

(6)           Company will transfer to Executive title of the personal car currently in use (2007 Buick Lucerne, VIN 1G4HE57Y57U106066), furnished Executive by Company, on the last day of employment on June 30, 2007;

(7)           Company will transfer to Executive ownership of both the cell phone and lap top computer currently in use, furnished Executive by Company, on the last day of employment on June 30, 2007;

(8)           Company will pay Executive a sum to pay for the event registration fees of both Executive and his spouse to the 2007 KBA Convention including up to One Thousand Five Hundred and NO/100 Dollars ($1,500) for lodging at The Broadmoor Hotel; and

(9)           Company will pay Executive a sum to pay for Paola Country Club membership dues through December 31, 2008.

For the valuable consideration reflected above and that provided in connection with the attached Non-Compete, Non-Solicitation and Restrictive Covenant Agreement (hereinafter referred to as “Non-Compete Agreement”), Executive shall retire from Company and his last day of employment shall be June 30, 2007; Executive shall terminate his employment agreement with the Company which shall become immediately effective at the time that this Executive Retirement and Release Agreement is signed by the Executive; and Executive shall abide by the terms of the Non-Compete Agreement.

Further, for the valuable consideration reflected above and that provided in connection with the attached Non-Compete Agreement, Executive shall, on behalf of the Executive, his heirs, executors, administrators and assigns, hereby release and forever discharge Company, and its affiliated or successor companies, assigns and subsidiaries, their executives, directors and officers and all shareholders, persons, firms, agents and corporations associated with Company, of and from any and all actions, claims, demands, or suits at law or in equity, both known and unknown, for any damages or injuries suffered by anyone or by any personal property which may result from Executive’s employment, retirement or termination from employment with the

Company prior to and including the date of execution hereof.  This release of claims by Executive does not, however, remove the Company’s obligation to indemnify Executive for any monetary judgment damages he incurs based upon his employment as an Executive of the Company as provided for in the Articles of Incorporation and By-Laws of the Company.

Executive specifically agrees that he will not commence an action under the Age Discrimination in Employment Act, as amended (“ADEA”) and that he has been informed to consult with an attorney of his choosing.  Consistent with the provisions of the Older Workers Benefit Protection Act (“OWBPA”), Executive shall be awarded at least 21 days to consider the terms of this Release Agreement and that he shall have seven (7) days from date of signing this Release Agreement to rescind in writing this Agreement.  No monies provided for under this Agreement will be paid until the seven (7) day period of rescission has lapsed and Executive has not served his written notice to the company of his rescission of this Agreement.  Furthermore, Executive acknowledges that the considerations given to him under this Agreement are more than he is otherwise entitled to receive upon the termination of his employment agreement with the Company pursuant to Section 11.3.

In addition, the Executive agrees that the terms and conditions of this EXECUTIVE RETIREMENT AND RELEASE AGREEMENT shall be a general release and shall be kept strictly confidential by Executive and shall not be discussed by Executive with any person or entity other than the Chairman of the Company.  In the event that the Executive should reveal any terms and conditions of this Agreement in violation thereof, no additional payments or contributions shall be made, and, in addition to other remedies available to the Company, it shall have the option to seek reimbursement for monies paid under this Agreement and for liquidated damages for violation of the confidentiality provisions of this Agreement.  Executive acknowledges that both the Company and Executive shall be entitled to disclose this Agreement as may be required by federal or state laws or regulations.

In addition, the Executive recognizes that he has knowledge of confidential and proprietary information of the Company and that disclosure and use of this information would cause harm to Company.  Therefore, the Executive agrees that he will not, either directly, or indirectly, use, divulge, disclose or communicate the confidential and proprietary information of the Company to any person, firm or corporation.  This restriction does not apply to any documents or information that are a matter of public record or within the public domain.  The parties further agree that any violation of this paragraph shall entitle the Company to injunctive relief in addition to damages caused by such breach.  The Executive waives any right to assert a claim in any action brought to enforce this paragraph of the Agreement that the Company has an adequate remedy at law for a breach.

Executive hereby declares that no promise or inducement has been made or offered for this Executive Retirement and Release Agreement except as set forth herein and in the accompanying Non-Compete Agreement; that this Agreement is made as a compromise to avoid conflict of whatsoever nature, known or unknown, including future developments thereof, in any way growing out of or connected with his employment, his employment agreements or benefit plans, or his retirement or termination of employment by the Company; that this Executive Retirement and Release Agreement is executed without reliance upon any statement or representation made by or on behalf of the Company or any person, subsidiary, corporation, agent, or their representative other than contained in this document and the accompanying Non-Compete Agreement; that this Executive Retirement and Release Agreement is intended as a discharge of the Company and its assigns from all further liability to the Executive for the consequences of his employment, his employment agreements, or his retirement or termination of employment from the Company, including all of said loss, injuries and damage, both known and unknown, direct and consequential; that the amount and terms of the consideration recited above have been fixed accordingly; that no mistake of fact with respect to the nature or extent of said consequences, or of said loss, injuries or damage, shall invalidate or void this Executive Retirement and Release Agreement; and that said consideration is voluntarily accepted for the purpose of making a full, complete and final compromise, adjustment and settlement of any and all said claims, demands or causes of action, disputed or otherwise, known or unknown as of the date of execution hereof.

Executive hereby agrees to hold harmless and indemnify the Company, its shareholders, affiliate companies, and all persons, agents, employees associated with them from any and all claims arising out of his employment, his employment agreements, or his retirement or termination of employment from the Company.

It is, therefore, specifically agreed that the release provisions of this agreement shall be a complete bar to all claims or suits for injuries, damages, statutory compensations, attorney fees or expenses of whatsoever nature resulting from his employment, the employee benefit plan or agreement, retirement, and/or termination of employment from Team Financial, Inc., including any claim for violation of Constitutional rights.

I AFFIRMATIVELY STATE THAT I HAVE READ AND THAT I UNDERSTAND THIS EXECUTIVE RETIREMENT AND RELEASE AGREEMENT AND HAVE EXECUTED THE SAME VOLUNTARILY.

IN WITNESS WHEREOF, I, Michael L. Gibson, have set my hand this 17th day of May, 2007.

/s/ Michael L. Gibson
Michael L. Gibson
Executive

Team Financial, Inc. by and through

/s/ Denis A. Kurtenbach
Denis A. Kurtenbach
Compensation Committee Chairman
Team Financial, Inc.

NOTICE OF RETIREMENT

To Whom It May Concern:

I hereby provide formal notice of my retirement as an executive of the Company as of this date pursuant to the terms of this Executive Retirement and Release Agreement.  I will continue with employment with the Company through June 30, 2007 governed by the terms of this Executive Retirement and Release Agreement.

/s/ Michael L. Gibson	May 17, 2007
Michael L. Gibson	Date
Executive

NON-COMPETE, NON-SOLICITATION AND RESTRICTIVE COVENANT AGREEMENT

This NON-COMPETE, NON-SOLICITATION AND RESTRICTIVE COVENANT AGREEMENT (“Agreement”) is by and between Michael L. Gibson (“Executive”) and Team Financial, Inc. by and on behalf of itself and any parent companies, successor companies, affiliated companies,  assigns and subsidiaries (hereinafter referred to collectively as “Company”).

In consideration a lump sum payment in the amount of Four Hundred Seven Thousand and Three Hundred Sixteen and 38/100 Dollars ($407,316.38) and recognition of the long-standing and valued employment of Executive by Company and as a condition of Executive’s negotiated Retirement and  Severance Release Agreement, Executive agrees as follows:

1.                                       Non-Solicitation Agreement.

a.             Acknowledgments.  Executive acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets.  Executive further acknowledges that, during his employment with Company, he has had access to such information/relationships and been responsible for developing and maintaining such information/relationships.

b.             Non-Solicitation of Employees.  Executive agrees that, during Executive’s last days of employment with Company ending on June 30, 2007 and for 3 ½  years after termination of Executive’s employment with Company (up to and including December 31, 2010), Executive will not directly or indirectly, whether for Executive’s benefit or for the benefit of a third party, recruit, solicit, or induce, or attempt to recruit, solicit, or induce:  (1) anyone employed by Company at any location to terminate employment with, or otherwise cease a relationship with, Company; or (2) anyone employed by Company at any time during the immediately preceding 12 months prior to July 1, 2007 to provide services of any kind to a competitor of Company.  Executive further agrees that, in the event any individual within the groups defined by (1) and (2) of this paragraph 1.b. approaches Executive about providing services to a Company competitor, Executive shall reject such approach and not hire/otherwise engage/supervise such individual.

c.             Non-Solicitation of Customers.  Executive agrees that, during Executive’s last days of employment with Company ending on June 30, 2007 and for 3 ½  years after termination of Executive’s employment with Company (up to and including December 31, 2010), Executive will not directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business or patronage of any of the clients, customers, or accounts, or prospective clients, customers, or accounts, of Company.  Executive further agrees he will not, for the period specified in this paragraph 1.c., do business in any way with any entity covered by this paragraph 1.c.

2.                                       Non-Competition Agreement

a.             Acknowledgments.  Executive acknowledges Company’s confidential/trade secret information and relationships with its customers, clients, employees, and other business associations are among Company’s most important assets.  Executive further acknowledges that, in his employment with Company, he has had access to such information/relationships and has been responsible for developing and maintaining such information/relationships.

b.             Restriction on Competition.  Executive agrees that, during Executive’s last days of employment with Company ending on June 30, 2007 and for 3 1/2 years after termination of Executive’s employment with Company (up to and including December 31, 2010), Executive will not directly or indirectly compete with the business of Company.  This agreement not to compete means Executive will not, among other things, whether as an employee, independent contractor, consultant, owner, officer, director, stockholder, partner, or in any other capacity (1) be affiliated with any business competitive with Company; (2) solicit orders for any product or service that is competitive with the products or services provided by Company; (3) accept employment with a business that sells or buys products or services competitive with the products or services of Company; (4) accept the nomination to run or independently run for the Board of Directors of the Company or its affiliates, assigns or subsidiaries or competing financial institutions; or (5) assign any proxy votes held by reason of stock ownership in the Company or participation in the Company’s ESOP to any individual or entity for the purpose of voting on either directors or proposals at the Company’s annual and/or special meetings through December 31, 2010.

c.             Scope.  Executive and Company agree that the geographic scope covered by this Non-Competition Agreement covers the County of Miami in the State of Kansas.

3.                                       General Provisions.

a.             Legal and Equitable Relief.  Executive specifically acknowledges and agrees that, in interpreting/enforcing this Agreement, a court should honor the parties’ intent to the maximum extent possible.  As such, Executive specifically acknowledges and agrees (1) the restrictions in paragraphs 1-2 are necessary for the protection of the legitimate business interests, goodwill, and Confidential Information of Company; (2) the duration and scope of the restrictions in paragraphs 1-2 are reasonable as written; (3) in any action to enforce this Agreement, Executive shall not challenge the restrictions in paragraphs 1-2 as unenforceable; (4) if a court of competent jurisdiction determines the restrictions in paragraphs 1-2 are overbroad, then such court should modify those restrictions so as to be enforceable rather than void the restrictions regardless of any law or authority to the contrary, it being the parties’ intent in this Agreement to restrain unfair competition; and (5) in the event of any actual or threatened breach, Company shall, to the maximum extent allowed, have the right to suspend bonus payments, benefits, and/or any of the financial considerations or stock issuance specified in the contemporaneously executed Retirement Severance Agreement and Release.  Executive further specifically acknowledges and agrees any breach of paragraphs 1-2 will cause Company substantial and irrevocable damage and, therefore, in addition to such other remedies that may be available, including the recovery of damages from Executive, Company shall have the right to injunctive relief to restrain or enjoin any actual or threatened breach of the provisions of paragraphs 1-2; provided, however, that Company shall notify Executive of any alleged breach or threatened breach of this Agreement once such breach becomes known to the Company and Executive shall be provided a reasonable period not to exceed thirty (30) days from the date of written notice to cure the alleged or threatened breach.  Executive further specifically acknowledges and agrees that, if Company prevails in a legal proceeding to enforce this Agreement, then Company shall be entitled to recover its costs and fees incurred, including its attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief it may be granted.  Likewise, Company specifically acknowledges and agrees that, if Executive prevails in a legal proceeding to enforce this Agreement, then Executive shall be entitled to recover his costs and fees incurred, including attorney’s fees, expert witness fees, and out-of-pocket costs, in addition to any other relief he may be granted.

b.             Severability.  The terms and provisions of this Agreement are severable in whole or in part.  If a court of competent jurisdiction determines any term or provision of this Agreement is invalid, illegal, or unenforceable, then the remaining terms and provisions shall remain in full force and effect.

c.             Assignment.  Executive may not assign this Agreement.  Company may assign this Agreement in its discretion, including but not limited to any parent/subsidiary company or successor in interest to the business, or part thereof, of Company.

d.             Governing Law and Consent to Jurisdiction.  Interpretation/enforcement of this Agreement shall be subject to and governed by the laws of the State of Kansas, irrespective of the fact that one or both of the parties now is or may become a resident of a different state and notwithstanding any authority to the contrary.  Executive hereby expressly submits and consents to the exclusive personal jurisdiction and exclusive venue of the federal and state courts of competent jurisdiction in the State of Kansas, notwithstanding any authority to the contrary.  Executive further agrees that, in any action to interpret/enforce this Agreement, Executive will not challenge the provisions of this paragraph 3.d.

e.             No Conflicting Agreements.  Executive represents to Company (1) there are no restrictions, agreements, or understandings whatsoever to which Executive is a party that would prevent or make unlawful Executive’s execution or performance of this Agreement and (2) Executive’s execution of this Agreement and last days of employment with Company through June 30, 2007 and subsequent retirement does not constitute a breach of any contract, agreement, or understanding, oral or written, to which Executive is a party or by which Executive is bound.

f.              Disclosure of Agreement.  Company reserves the right to disclose the existence and terms of this Agreement as may be required by its reporting obligations under federal or state laws.  Further, in the event Company has reason to believe Executive has breached or may breach this Agreement, Executive agrees Company may disclose this Agreement, without risk of liability, to a current or prospective employer of Executive or other business entity.

g.             Survival.  The obligations contained in this Agreement shall survive the retirement from Executive’s employment with Company and shall thereafter remain in full force and effect as written.

h.             Nature of Agreement.  This Agreement constitutes the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements or understandings, if any, between the parties with respect to such matters.  This Agreement may be modified or amended only by an agreement in writing signed by both parties.  This is not an employment agreement.

i.              No Waiver.  The failure of either party to insist on the performance of any of the terms or conditions of this Agreement, or failure to enforce any of the provisions of this Agreement, shall not be construed as a waiver or a relinquishment of any such provision.  Any waiver or failure to enforce on any one occasion is effective only in that instance, and the obligations of either party with respect of any provision in this Agreement shall continue in full force and effect.

IN WITNESS WHEREOF, Company and Executive have executed this Agreement as of the date and year first above written.

EXECUTIVE:		ON BEHALF OF COMPANY:

/s/ Michael L. Gibson	By:	/s/ Denis A. Kurtenbach
Michael L. Gibson		Denis A. Kurtenbach
Compensation Committee Chairman

Approved by the Company Compensation Committee on the 24th day of May, 2007.